Exhibit 99.1

Aviat Networks Names Peter Smith as Its New President and Chief Executive Officer

AUSTIN, Texas – January 2, 2020 – Aviat Networks, Inc. (NASDAQ: AVNW), the leading expert in wireless transport solutions, today announced the appointment of Peter Smith as President and Chief Executive Officer. Mr. Smith’s employment with the Company is effective as of today and concludes an extensive search process undertaken by the Board of Directors. Stan Gallagher, who took on the additional role as Interim Chief Executive Officer in September 2019, will remain with the Company, serving as Chief Operating Officer and Principal Financial Officer.

John Mutch, chairman of the board of directors of Aviat Networks stated, “The addition of Pete to our team is a win for Aviat and all of our stakeholders as he comes to us with a proven track record of creating value. He brings vast operational, business development and M&A experience, which the board believes is highly complementary, and will blend very well with the talent we have assembled. This is critical as we are moving into an expected period of growth and improved profitability, while concurrently looking at all avenues that will drive a new cycle of value creation.”

Mr. Smith brings more than 25 years of leadership experience in business management, having most recently served as Senior Vice President, US Windows and Canada for Jeld-Wen (NYSE: JELD), one of the world’s largest door and window manufacturers. In this role, he had full profit and loss responsibility for Jeld-Wen’s $1B+ windows business and helped deliver growth and improved profitability through the implementation of lean manufacturing principles and strategic growth programs. Prior to Jeld-Wen, he served as President of Polypore International’s Transportation and Industrial segment, where he implemented a strategy for growth in a stagnant business and helped prepare the former public company for sale to the Asahi Kasei Group. Previously, he served as Chief Executive Officer and a director of Voltaix Inc., a specialty chemicals manufacturer and supplier to the semiconductor industry, until its sale to Air Liquide.

Earlier in his career, Mr. Smith held a number of executive leadership positions at Fortune 100 and Fortune 500 companies including Cooper Industries (wireless business), Dover Knowles Electronics (semiconductor components business) and Honeywell Specialty Materials (display business). In these roles, he held various responsibilities in the areas of operations, sales and marketing, business development, and mergers and acquisitions. Mr. Smith also served on the board of Soleras Advanced Coatings, a specialty materials company from 2015 to 2018. He has a Bachelor of Science degree in Material (Ceramics) Engineering from Rutgers University, received his PhD in Material Science and Engineering from Rutgers University and holds a Master of Business Administration degree from Arizona State University.

Mr. Smith added, “I am very excited to join Aviat and truly looking forward to working with Stan, the leadership team and our talented employees, as we seek to grow our business and enhance our competitive position. The Company has a strong brand and the trust of its customers, innovative and differentiated solutions, and is entering a phase of anticipated growth. It is my goal to support the team in its execution of operational excellence programs, while leveraging my skillsets to enhance our platform further, potentially expand into new business areas or markets, and ultimately, lead to a stronger offering for our customers and greater value for our shareholders.”

About Aviat Networks

Aviat Networks, Inc. is the leading expert in wireless transport solutions and works to provide dependable products, services and support to its customers. With more than one million systems sold into 170 countries worldwide, communications service providers and private network operators including state/local government, utility, federal government and defense organizations trust Aviat with their critical applications. Coupled with a long history of microwave innovations, Aviat provides a comprehensive suite of localized professional and support services enabling customers to drastically simplify both their networks and their lives. For more than 70 years, the experts at Aviat have delivered high performance products, simplified operations, and the best overall customer experience. For more information, visit www.aviatnetworks.com or connect with Aviat Networks on Twitter, Facebook and LinkedIn.

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Media Contact: Gary Croke, Aviat Networks, Inc., gary.croke@aviatnet.com

Investor Contact: Glenn Wiener, GW Communications, gwiener@GWCco.com or 212-786-6011